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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-178015
and 333-178015-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.125% Notes due March 28, 2022	$500,000,000	$57,300
4.375% Notes due March 28, 2042	$250,000,000	$28,650
Guarantee of 3.125% Notes due March 28, 2022	$500,000,000	$—(2)
Guarantee of 4.375% Notes due March 28, 2042	$250,000,000	$—(2)

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2011)

Syngenta Finance N.V.

$500,000,000 3.125% Notes due March 28, 2022
$250,000,000 4.375% Notes due March 28, 2042
Guaranteed as to the Payment of Principal and Interest by

Syngenta AG

Syngenta Finance N.V. will pay interest on the $500,000,000 notes due March 28, 2022 (the "2022 notes") on March 28 and September 28 of each year, beginning on September 28, 2012, and on the $250,000,000 notes due March 28, 2042 (the "2042 notes", and together with the 2022 notes, the "notes") on March 28 and September 28 of each year, beginning on September 28, 2012. The 2022 notes will mature on March 28, 2022 and the 2042 notes will mature on March 28, 2042. The notes are fully and unconditionally guaranteed by Syngenta AG.

        Syngenta Finance N.V. or Syngenta AG may redeem any series of the notes, in whole or in part, at any time at the greater of (1) 100% of the principal amount plus accrued interest and (2) a make-whole amount as described herein. Syngenta Finance N.V. or Syngenta AG may also redeem the notes, in whole but not in part, at any time at 100% of their principal amount plus accrued interest upon the occurrence of certain tax events described in this prospectus supplement and the accompanying prospectus. If a Change of Control Triggering Event (as defined herein) occurs with respect to a particular series of notes, we will be required to offer to purchase such series of notes on the terms described in this prospectus supplement.

        See "Risk Factors" beginning on page 5 of the accompanying prospectus for a discussion of certain factors you should consider before investing in the notes.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds, before expenses, to Syngenta Finance N.V. (1)
Per 2022 note	99.838%	0.450%	99.388%
Per 2042 note	99.834%	0.875%	98.959%
Total	$748,775,000	$4,437,500	$744,337,500

(1)
The Underwriters have agreed to reimburse us for certain of our expenses related to this offering. See "Underwriting."

        Interest on the notes will accrue from March 28, 2012.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, against payment in New York, New York, on or about March 28, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is March 21, 2012.

PROSPECTUS SUPPLEMENT

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information in documents incorporated by reference, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed after that date.

S-ii

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them. This means:

  •
  incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

        We incorporate by reference the document listed below, which we filed with the SEC under the Securities Exchange Act of 1934:

  •
  Syngenta's Annual Report on Form 20-F for the year ended December 31, 2011, as filed with the SEC on February 16, 2012.

        Furthermore, we incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

  •
  any reports on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934, that indicate on their cover page that we will incorporate them by reference; and

  •
  reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Syngenta AG
Schwarzwaldallee 215
4058 Basel, Switzerland
Tel. No.: 011-41-61-323-1111

S-iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Any statements contained in this prospectus supplement or the accompanying prospectus that are not historical facts, including, without limitation, statements regarding Syngenta management's expectations, targets or intentions, including for sales, earnings and earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on the current expectations and estimates of Syngenta's management. Investors are cautioned that such forward-looking statements involve risks and uncertainties, and that actual results may differ materially.

        Syngenta identifies the forward-looking statements in this prospectus or the related prospectus supplement by using the words "expect", "would", "will", "potential", "plans", "prospects", "anticipates", "estimated", "believes", "intends", "aiming", "on track", or similar expressions, or the negative of these expressions. Syngenta cannot guarantee that any of the events or trends anticipated by the forward-looking statements will actually occur.

        Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other things:

  •
  the risk that research and development will not yield new products that achieve commercial success;

  •
  the risks associated with increasing competition in the industry;

  •
  the risk that the current global economic situation may have a material adverse effect on Syngenta's results and financial position;

  •
  the risk that customers will be unable to pay their debts to Syngenta due to economic conditions;

  •
  the risk that Syngenta will not be able to obtain or maintain the necessary regulatory approvals for its business;

  •
  the risks associated with potential changes in policies of governments and international organizations;

  •
  the risks associated with exposure to liabilities resulting from environmental and health and safety laws;

  •
  the risk that important patents and other intellectual property rights may be challenged or used by other parties;

  •
  the risk that Syngenta may encounter problems when implementing significant organizational changes;

  •
  the risk that the value of Syngenta's intangible assets may become impaired;

  •
  the risk of substantial product liability claims;

  •
  the risk that consumer resistance to genetically modified crops and organisms may negatively impact sales;

  •
  the risk that Syngenta's crop protection business may be adversely affected by increased use of products derived from biotechnology;

  •
  the risks associated with climatic variations;

  •
  the risks associated with exposure to fluctuations in foreign currency exchange rates;

  •
  the risks associated with entering into single-source supply arrangements;

S-iv

  •
  the risks associated with conducting operations in certain territories that have been identified by the U.S. government as state sponsors of terrorism;

  •
  the risks associated with natural disasters;

  •
  the risk that Syngenta's effective tax rate may increase;

  •
  the risks related to the debt securities and the guarantee;

  •
  the risks that Syngenta now considers immaterial, but that in the future prove to become material; and

  •
  other risks and uncertainties that are not known to Syngenta or are difficult to predict.

        All oral and written forward-looking statements made on or after the date of this prospectus and attributable to Syngenta are expressly qualified in their entirety by the above factors and the sections "Risk Factors" in the accompanying prospectus and in Syngenta's Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Any forward-looking statements made by or on behalf of Syngenta speak only as of the date they are made. Syngenta does not undertake to update forward-looking statements to reflect any changes in Syngenta's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. You should, however, consult any additional disclosures that Syngenta may make in documents it files with the SEC.

S-v

SUMMARY

        This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the additional documents incorporated by reference herein for more information on Syngenta and Syngenta Finance and recent transactions involving Syngenta and Syngenta Finance.

        In this prospectus supplement, the terms "we", "our" and "us" refer to Syngenta Finance N.V. ("Syngenta Finance") and Syngenta AG ("Syngenta"). Syngenta Finance is the issuer and Syngenta is the guarantor in these offerings. All references to Syngenta Finance and Syngenta include any successor person. "Syngenta Group" refers to Syngenta together with its consolidated subsidiaries.

Syngenta AG

        Syngenta AG, a Swiss stock corporation (Aktiengesellschaft), was formed on November 15, 1999 under the laws of Switzerland. Syngenta Group is a world-leading agribusiness that is involved in the discovery, development, manufacture and marketing of a range of products designed to improve crop yields and food quality. In addition, Syngenta Group is a leader in the development of products for the lawn and garden market sector. Syngenta's business is divided into three reporting segments: Crop Protection, Seeds and Business Development.

        Syngenta Group is headquartered in Basel, Switzerland and was formed by Novartis AG and AstraZeneca PLC in November 2000 through an agreement to spin off and merge the Novartis crop protection and seeds businesses with the Zeneca agrochemicals business to create a dedicated agribusiness company whose shares were then the subject of a global offering.

        You can find a more detailed description of Syngenta Group's business and recent transactions in Syngenta's Annual Report on Form 20-F for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Information about Syngenta Finance, a wholly owned subsidiary of Syngenta and a limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands on March 20, 2007 with its corporate seat in Amsterdam, The Netherlands, is provided under "Syngenta Finance N.V." in the accompanying prospectus.

 THE OFFERING

        Please refer to "Description of Notes and Guarantee" beginning on page S-7 of this prospectus supplement and "Description of Debt Securities and Guarantees" beginning on page 12 of the accompanying prospectus for more information about the notes and the guarantee.

Issuer	Syngenta Finance
Guarantee	The notes will be guaranteed by Syngenta as to the payment of principal, premium (if any) and interest, including any additional amounts that may be payable.
Notes	$500,000,000 aggregate principal amount of 3.125% notes due March 28, 2022.
$250,000,000 aggregate principal amount of 4.375% notes due March 28, 2042.
Maturity	2022 notes: March 28, 2022.
2042 notes: March 28, 2042.
Interest Rate	The 2022 notes will bear interest at a rate of 3.125% per annum and the 2042 notes will bear interest at a rate of 4.375% per annum.
Interest Payment Dates	2022 notes: Every March 28 and September 28, commencing on September 28, 2012.
2042 notes: Every March 28 and September 28, commencing on September 28, 2012.
Optional Make-Whole Redemption

Syngenta Finance has the option to redeem any series of the notes, in whole or in part, at any time and from time to time. See "Description of Notes and Guarantee—Optional Redemption". Upon redemption, Syngenta Finance will pay a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, together with, in each case, accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the Treasury Rate (as defined in this prospectus supplement) plus 15 basis points in the case of the 2022 notes and 15 basis points in the case of the 2042 notes.

Change of Control

Unless the notes are otherwise subject to redemption as described herein and Syngenta Finance has elected to exercise its rights to redeem such notes, Syngenta Finance will be required to repurchase each series of notes upon a Change of Control Triggering Event as described under "Description of Notes and Guarantee—Offer to Repurchase Upon Change of Control Triggering Event."

Regular Record Dates	2022 notes: The fifteenth calendar day prior to each interest payment date, whether or not such day is a business day.
2042 notes: The fifteenth calendar day prior to each interest payment date, whether or not such day is a business day.
Ranking

The notes and the guarantee will constitute unsecured and unsubordinated indebtedness of Syngenta Finance and Syngenta, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding.

Tax Redemption

In the event of various tax law changes that require Syngenta Finance or Syngenta (as the case may be) to pay additional amounts as described under "Description of Debt Securities and Guarantees—Redemption for Taxation Reasons" in the accompanying prospectus, we may call all, but not less than all the notes of each series for redemption prior to maturity.

Book-Entry Issuance, Settlement and Clearance

We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. Each series of notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in your respective series of notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under "Legal Ownership—Global Securities—Special Situations When the Global Security Will Be Terminated" in the accompanying prospectus. For information on DTC's book-entry system, see "Clearance and Settlement—The Clearing Systems—DTC" in the accompanying prospectus.

Use of Proceeds	We intend to use the proceeds from the sale of the notes for general corporate purposes outside of Switzerland.
Trustee and Principal Paying Agent	The Bank of New York Mellon.
Timing and Delivery	We currently expect delivery of the notes to occur on or about March 28, 2012.
Risk Factors

You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page 5 of the accompanying prospectus for risks involved with an investment in the notes.

Certain Covenants	We have agreed to observe certain covenants in the indenture, including a limitation on our ability to grant liens.

Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under "Description of Notes and Guarantee—Defeasance."
Further Issues

We may, without the consent of the holders of any series of notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the applicable series of notes described in this prospectus supplement, except for the price to the public, the issue date and initial interest payment date, as further described below. Any such additional notes, together with the applicable series of notes offered by this prospectus supplement, may constitute a single series of such securities under the indenture relating to the notes. There is no limitation on the amount of notes or other debt securities that we may issue under that indenture.

Governing Law	New York.

CAPITALIZATION

        The following table sets forth, on an IFRS basis, the actual capitalization of Syngenta as at December 31, 2011 and as adjusted to give effect to the issuance of the notes (after deducting discounts and commissions and estimated net offering expenses and including reimbursements to be paid by the underwriters to us). Other than the changes described in the notes accompanying the table below and the changes which reflect the anticipated issuance of the notes and the application of the proceeds from the notes, there has been no material change in the capitalization and indebtedness of Syngenta since December 31, 2011.

	December 31, 2011	As adjusted for offering
	(in millions)
Current financial debt (1)	$743	$743
Non-current financial debt (2)	$2,178	$2,920
Financing related derivatives (3)	$(117)	$(117)

Total indebtedness (4)	$2,804	$3,546
Shareholders' equity (5)	$7,494	$7,494
Non-controlling interests	$9	$9

Total equity	$7,503	$7,503

Total capitalization	$10,307	$11,049

Notes

(1)
Current financial debt includes 3.500% Notes due December 2012 with the book value of $398 million at December 31, 2011.

(2)
Non-current financial debt includes the following guaranteed notes having a total value of $2,142 million: €500 million 4.000% Eurobond due 2014, €500 million 4.125% Eurobond due 2015, CHF 500 million 3.375% CHF domestic bond due 2013 and U.S. private placement notes due 2020, 2025 and 2035 (total of $250 million).

(3)
The amount of financing related derivatives is shown on a net basis.

(4)
Generally, indebtedness is not secured except that for certain derivative positions, Syngenta Group has entered into Credit Support Annex contracts ("CSAs") under which, when the combined market value of the derivatives exceeds $15 million, cash is paid as collateral. At December 31, 2011, an asset amounting to $43 million (2010: $64 million) was recorded representing cash paid by Syngenta Group as collateral under these CSAs.

(5)
Other than the issuance of 257,778 treasury shares under employee share participation plans, there have been no changes in share capital since December 31, 2011.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our IFRS consolidated financial statements.

	Year Ended December 31
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	13.72	10.20	10.70	12.08	11.56

        For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) pre-tax income from continuing operations (before adjustment for income or loss from equity investees), (ii) fixed charges and (iii) distributed income of equity investees and subtracting interest capitalized. Fixed charges are defined as the total of (i) interest expensed, (ii) interest capitalized and (iii) amortized premiums, discounts and capitalized expenses relating to indebtedness.

USE OF PROCEEDS

        We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated net offering expenses and including reimbursements to be paid by the underwriters to us for certain of our offering expenses) from the sale of the notes will be $742,300,000. We will use the proceeds for general corporate purposes outside of Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.

DESCRIPTION OF NOTES AND GUARANTEE

        The following description of the particular terms of the notes and related guarantee supplements and, to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities and related guarantees, to which description reference is hereby made. The following summary of certain provisions of the notes, the related guarantee and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes, the related guarantee and the indenture. Certain terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the indenture, the notes or the related guarantee, as the case may be.

General

        The 2022 notes will mature on March 28, 2022 and the 2042 notes will mature on March 28, 2042. Interest on the 2022 notes will accrue from March 28, 2012 at the rate per annum shown on the cover of this prospectus supplement and will be payable semi-annually, in arrears, on March 28 and September 28 of each year, beginning on September 28, 2012, and interest on the 2042 notes will accrue from March 28, 2012 at the rate per annum shown on the cover of this prospectus supplement and will be payable semi-annually, in arrears, on March 28 and September 28 of each year, beginning on September 28, 2012. Interest will be payable to the person in whose name any such 2022 note or 2042 note, as applicable, is registered at the close of business on the fifteenth calendar day (whether or not a business day) prior to the applicable interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

        Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City, or any other city in which the paying agent is being utilized, are authorized or required by law or executive order to close.

        The 2022 notes and the 2042 notes will form separate series of debt securities to be issued under an indenture to be entered into among Syngenta Finance, as issuer, Syngenta, as guarantor, and The Bank of New York Mellon, as trustee, the terms of which are more fully described in the accompanying prospectus. The notes and any future debt securities issued under the indenture will be senior unsecured obligations of Syngenta Finance and will rank equally with all Syngenta Finance's other unsecured and unsubordinated indebtedness outstanding from time to time.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit the ability of Syngenta Finance to incur additional indebtedness or the ability of Syngenta to incur additional indebtedness or to issue additional guarantees.

        The notes will be issued in fully registered form in denominations of $1,000 and integral multiples thereof. The notes and related guarantee will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"). Except as described in the accompanying prospectus under "Clearance and Settlement," the notes will not be issuable in certificated form.

        The notes will not be subject to any sinking fund.

Guarantee

        Syngenta will fully and unconditionally guarantee the due and punctual payment of the principal of, interest on and additional amounts with respect to the notes and all other amounts under the indenture when and as they become due and payable, whether at maturity or otherwise. The guarantee of the notes will be a senior obligation of Syngenta, and will rank equally with all of Syngenta's other unsecured senior obligations. The guarantee of the notes will be structurally subordinated to all other liabilities of Syngenta Finance and all liabilities of Syngenta's other subsidiaries, including trade payables. Syngenta's right to receive any assets of any of its subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets through the guarantees, will be effectively subordinated to the claims of that subsidiary's creditors. Unless Syngenta or Syngenta Finance is considered a creditor of such subsidiary, your claims will not be recognized ahead of these creditors. At December 31, 2011, Syngenta had approximately $2,804 million of indebtedness outstanding on a consolidated basis.

        Syngenta Finance does not present separate financial statements in this prospectus supplement because it is a 100% owned finance subsidiary of Syngenta and Syngenta fully and unconditionally guarantees the debt securities issued by Syngenta Finance as to payment of principal, premium, if any, interest and any other amounts due. No other subsidiary of Syngenta guarantees such debt securities. Subject to certain Dutch law restrictions on payment of dividends, among other things, and potential negative tax consequences in Switzerland (as set forth under "Use of Proceeds"), we are not aware of any significant restrictions on the ability of Syngenta to obtain funds from Syngenta Finance or its other subsidiaries by dividend or loan, or any legal or economic restrictions on the ability of Syngenta Finance or Syngenta's other subsidiaries to transfer funds to Syngenta in the form of cash dividends, loans or advances. There is no assurance that in the future such restrictions will not be adopted.

Optional Redemption

        Syngenta Finance may, at its option, redeem any series of the notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such series of notes being redeemed, and (2) as determined by the Quotation Agent (defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the series of notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, (defined below) plus 15 basis points in the case of the 2022 notes and 15 basis points in the case of the 2042 notes; plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date and any additional amounts.

        The Quotation Agent will deliver its calculation per $1,000 in aggregate principal amount of notes in writing to Syngenta Finance and the trustee no later than three business days prior to any payment date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Reference Treasury Dealer as having a maturity (or interpolated maturity) comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest

Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

        "Quotation Agent" means any Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates which are Primary Treasury Dealers (defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Syngenta will substitute another Primary Treasury Dealer; and (ii) three Primary Treasury Dealers selected by Syngenta.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. Holders of notes to be redeemed will receive notice by first-class mail at least 30 days but not more than 60 days before the date of redemption.

        If fewer than all of the notes are to be redeemed, DTC, in the case of notes represented by a global security, or the trustee in the case of notes that are not represented by a global security will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of such series not previously called by such method as DTC or the trustee, as the case may be, deems fair and appropriate. Unless there is a default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Repurchase Upon Change of Control Triggering Event

        Upon the occurrence of a Change of Control Triggering Event (defined below) in respect of a series of notes, unless Syngenta Finance has exercised its right to redeem the series of notes as described under "—Optional Redemption", each holder of the applicable notes will have the right to require Syngenta Finance to purchase all or a portion of such holder's notes of that series, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders to receive interest due on the scheduled interest payment dates.

        Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at Syngenta Finance's option, prior thereto but after the public announcement of the pending Change of Control (defined below), Syngenta Finance will send, by first class mail, a notice to each holder of the notes of that series setting forth its offer to purchase the series of notes, specifying the purchase date, which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by law. If mailed prior to the date of the Change of Control, the notice will state that the offer is subject to completion of the Change of Control. Holders electing to sell their notes will be required to surrender their notes in accordance with the offer, to the paying agent at the address to be specified in the notice, or transfer their notes to the paying agent by book-entry transfer, prior to the close of business on the third business day prior to the payment date.

        Syngenta Finance will not be required to make a Change of Control offer in respect of the series of notes if a third party makes such an offer in the manner and at the times referred to above and otherwise in compliance with the requirements referred to above, and such third party purchases all notes properly tendered and not withdrawn under its offer.

        "Change of Control" means any of the following:

  •
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Syngenta and its subsidiaries to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934);

  •
  any transaction (including any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the outstanding voting power of Syngenta's outstanding shares;

  •
  Syngenta consolidates with, or merges with or into, any entity, or any entity consolidates with or merges with or into Syngenta, unless following the transaction Syngenta shareholders prior to the transaction own a majority of the voting power of the outstanding shares of the surviving entity;

  •
  the first day on which the majority of the members of Syngenta's board of directors cease to be continuing directors, which are (i) persons who are directors at the date of issuance of the notes or (ii) persons nominated or elected with the approval of a majority of continuing directors; or

  •
  the adoption of a plan for Syngenta's liquidation or dissolution.

        "Change of Control Triggering Event" means, with respect to each series of notes, the notes of that series cease to be rated Investment Grade (defined below) by at least two of the three Rating Agencies (defined below) on any date during the period starting 60 days prior to our first public announcement of any Change of Control and ending 60 days following consummation of the Change of Control (subject to extension as long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change, other than an announcement with positive implications), and the applicable Rating Agencies confirm that any reduction in ratings is attributable to the Change of Control. However, no Change of Control Triggering Event will be deemed to have occurred unless and until the Change of Control has been consummated. Syngenta Finance shall be required to send written notice to the trustee of any Change of Control Triggering Event.

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors for reasons outside of our control, the Company may appoint another "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934 as a replacement for such Rating Agency.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Defeasance

        The notes will be subject to defeasance and covenant defeasance as set forth in the indenture and described in "Description of Debt Securities and Guarantees—Defeasance" of the accompanying prospectus.

Further Issuances

        Syngenta Finance may from time to time, without notice to or the consent of the holders of any series of notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes of either series (other than the issue date, issue price and initial interest payment date). Any additional notes may be consolidated with the notes offered by this prospectus supplement and may form a single series of debt securities under the indenture; provided that any additional notes that have the same CUSIP, ISIN, or other identifying number of outstanding notes offered hereunder must be fungible with such outstanding notes for U.S. federal income tax purposes.

Concerning the Trustee

        The Bank of New York Mellon will be the trustee under the indenture. The Bank of New York Mellon also acts as a trustee in the U.S. $3,000,000,000 Euro Medium Term Note program pursuant to which Syngenta Finance and Syngenta Finance AG are issuers and Syngenta is guarantor, and as depository under Syngenta's American Depositary Receipt program.

TAXATION

        For a description of Swiss, Dutch and U.S. federal income tax considerations relating to the notes, please refer to the section entitled "Taxation" in the accompanying prospectus.

 CLEARANCE AND SETTLEMENT

        The notes will be issued in the form of registered global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one global note with respect to each series of notes to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under "Legal Ownership—Global Securities—Special Situations When the Global Security Will Be Terminated" in the accompaying prospectus.

        Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under "Clearance and Settlement" in the accompanying prospectus.

        We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear. The ISIN for the 2022 notes is US87164KAA25 and for the 2042 notes is US87164KAB08 and the CUSIP number for the 2022 notes is 87164K AA2 and for the 2042 notes is 87164K AB0.

UNDERWRITING

        Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as underwriters. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2042 Notes
Citigroup Global Markets Inc.	$250,000,000	$125,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$250,000,000	$125,000,000

Total	$500,000,000	$250,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes and related guarantee sold pursuant to the underwriting agreement if any of these notes and related guarantee are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes and related guarantee, subject to prior sale, when, as and if issued to and accepted by them, including the validity of the notes and related guarantee, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

  Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the notes and related guarantee to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.3% of the principal amount of the notes and related guarantee for the 2022 notes and 0.5% of the principal amount of the notes and related guarantee for the 2042 notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $2,350,000 and are payable by us. The underwriters have agreed to reimburse us for a portion of our expenses in connection with the offering.

  New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

  Settlement

        We expect that delivery of the notes and related guarantee will be made to investors on or about March 28, 2012, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes and related guarantee prior to the delivery of the notes and related guarantee hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes and related guarantee who wish to trade the notes and related guarantee prior to their date of delivery hereunder should consult their advisors.

  No Sales of Similar Securities

        We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

  Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes and related guarantee in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover their short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes and related guarantee may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes and related guarantee. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

  Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us, consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes and related guarantee.

        The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

  Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

        A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

        B.    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

        C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Syngenta Finance or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Syngenta Finance or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in relation to such offer. Neither Syngenta Finance nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Syngenta Finance or the underwriters to publish or supplement a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at (i) investment professionals falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) any other person to whom this document and such other documents or materials may otherwise lawfully be made in accordance with the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Notice to Prospective Investors in Switzerland

        This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

  Notice to Prospective Investors in The Netherlands

        Each underwriter has represented and agreed that any notes which qualify as savings certificates as defined in the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of the relevant issuer of those notes or a Member of Euronext Amsterdam N.V. and with due observance of the Savings Certificates Act (including registration requirements). However, no such intermediary services are required in respect of (i) the initial issue of those notes to the first holders thereof, (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade, and (iii) the transfer or acceptance of those notes, if they are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter.

        Each underwriter has represented and agreed that it shall include in:

  (a)
  any offer of notes to the public in the Netherlands other than an offer:

  (i)
  in respect of which a prospectus approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the "AFM") (or, where appropriate, by the competent authority in another Member State of the European Economic Area which has implemented the Prospectus Directive and notified to the AFM in accordance with the Prospectus Directive) has been made generally available; or

  (ii)
  only to qualified investors as defined in the Prospectus Directive; and

  (b)
  any advertisement relating to such an offer, and any document in which the prospect of such offer is held out;

        that:

        (A)  no prospectus approved by the AFM has been or will be made generally available; and

        (B)  such offer is not supervised by the AFM;

in such manner as prescribed by the AFM from time to time.

        For purposes of this provision the expression Prospectus Directive shall have the meaning set out above under "—Notice to Prospective Investors in the European Economic Area".

  Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person under Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SF A by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (l) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1) of the SFA and Section 275(1A) of the SFA, respectively, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

 LEGAL MATTERS

        Davis Polk & Wardwell LLP, our U.S. counsel, and Sidley Austin LLP, U.S. counsel for the underwriters, will pass upon the validity of the debt securities and guarantee as to certain matters of New York law. Homburger AG, our Swiss counsel, will pass upon the validity of the guarantee as to certain matters of Swiss law. De Brauw Blackstone Westbroek London B.V., our Dutch counsel, will pass upon Dutch law matters.

EXPERTS

        The consolidated financial statements of Syngenta appearing in Syngenta's Annual Report (Form 20-F) for the year ended December 31, 2011 and the effectiveness of Syngenta's internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young AG, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

SYNGENTA FINANCE N.V.

DEBT SECURITIES
Fully and unconditionally guaranteed by

SYNGENTA AG

        Syngenta Finance N.V. may offer debt securities from time to time through this prospectus in amounts, at prices and on terms that will be determined at the time the debt securities are offered. Syngenta AG will fully and unconditionally guarantee any debt securities that Syngenta Finance N.V. issues.

        We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest. We may sell these debt securities to or through underwriters, and also to other purchasers or through agents. The names of any underwriters or agents and any applicable commissions or discounts will be set forth in the accompanying prospectus supplement.

        Investing in these debt securities involves certain risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these debt securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Prospectus dated November 16, 2011.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those debt securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

        Unless otherwise noted or the context otherwise requires, references to "we", "our" and "us" refer to Syngenta Finance N.V. and Syngenta AG, in each case including any successor person. Syngenta Finance N.V. and any successor person is referred to as Syngenta Finance and Syngenta AG and any successor person is referred to as Syngenta. Syngenta Finance will be the issuer and Syngenta will be the guarantor in an offering of debt securities of Syngenta Finance, which are referred to as debt securities. "Syngenta Group" refers to Syngenta together with its consolidated subsidiaries.

SUMMARY

        This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus, the accompanying prospectus supplement and the additional documents incorporated by reference herein for more information on Syngenta and Syngenta Finance.

Syngenta AG

        Syngenta AG, a Swiss stock corporation (Aktiengesellschaft), was formed on November 15, 1999 under the laws of Switzerland. Syngenta Group is a world-leading agribusiness that is involved in the discovery, development, manufacture and marketing of a range of products designed to improve crop yields and food quality. In addition, Syngenta Group is a leader in the development of products for the lawn and garden market sector. Syngenta's business is divided into three reporting segments: Crop Protection, Seeds and Business Development.

        Syngenta Group is headquartered in Basel, Switzerland and was formed by Novartis AG and AstraZeneca PLC in November 2000 through an agreement to spin off and merge the Novartis crop protection and seeds businesses with the Zeneca agrochemicals business to create a dedicated agribusiness company whose shares were then the subject of a global offering.

        You can find a more detailed description of Syngenta Group's business and recent transactions in Syngenta's Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus.

Syngenta Finance N.V.

        Syngenta Finance is a wholly owned subsidiary of Syngenta and was incorporated as a limited liability company (naamloze vennootschap) under the laws of The Netherlands on March 20, 2007 with its corporate seat in Amsterdam, The Netherlands. Syngenta Finance is a financing vehicle for Syngenta and its consolidated subsidiaries. Syngenta Finance has no independent operations, other than borrowing, lending and raising funds, the proceeds of which are used to finance one or more of Syngenta's subsidiaries.

Guarantee of debt securities

        Syngenta AG will fully and unconditionally guarantee any debt securities that Syngenta Finance issues. Syngenta Finance does not present separate financial statements in this prospectus because it is a 100% owned finance subsidiary of Syngenta and Syngenta fully and unconditionally guarantees the debt securities issued by Syngenta Finance as to payment of principal, premium, if any, interest and any other amounts due. No other subsidiary of Syngenta guarantees such debt securities. Subject to certain Dutch law restrictions on payment of dividends, among other things, and potential negative tax consequences in Switzerland (as set forth under "Use of Proceeds"), we are not aware of any significant restrictions on the ability of Syngenta to obtain funds from Syngenta Finance or its other subsidiaries by dividend or loan, or any legal or economic restrictions on the ability of Syngenta Finance or Syngenta's other subsidiaries to transfer funds to Syngenta in the form of cash dividends, loans or advances. There is no assurance that in the future such restrictions will not be adopted.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        Any statements contained in this prospectus or the related prospectus supplement that are not historical facts, including, without limitation, statements regarding Syngenta management's expectations, targets or intentions, including for sales, earnings and earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on the current expectations and estimates of Syngenta's management. Investors are cautioned that such forward-looking statements involve risks and uncertainties, and that actual results may differ materially.

        Syngenta identifies the forward-looking statements in this prospectus or the related prospectus supplement by using the words "expect", "would", "will", "potential", "plans", "prospects", "anticipates", "estimated", "believes", "intends", "aiming", "on track", or similar expressions, or the negative of these expressions. Syngenta cannot guarantee that any of the events or trends anticipated by the forward-looking statements will actually occur.

        Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other things:

  •
  the risk that research and development will not yield new products that achieve commercial success;

  •
  the risks associated with increasing competition in the industry;

  •
  the risk that the current global economic situation may have a material adverse effect on Syngenta's results and financial position;

  •
  the risk that customers will be unable to pay their debts to Syngenta due to economic conditions;

  •
  the risk that Syngenta will not be able to obtain or maintain the necessary regulatory approvals for its business;

  •
  the risks associated with potential changes in policies of governments and international organizations;

  •
  the risks associated with exposure to liabilities resulting from environmental and health and safety laws;

  •
  the risk that important patents and other intellectual property rights may be challenged or used by other parties;

  •
  the risk that Syngenta may encounter problems when implementing significant organizational changes;

  •
  the risk that the value of Syngenta's intangible assets may become impaired;

  •
  the risk of substantial product liability claims;

  •
  the risk that consumer resistance to genetically modified crops and organisms may negatively impact sales;

  •
  the risk that Syngenta's crop protection business may be adversely affected by increased use of products derived from biotechnology;

  •
  the risks associated with climatic variations;

  •
  the risks associated with exposure to fluctuations in foreign currency exchange rates;

  •
  the risks associated with entering into single-source supply arrangements;

  •
  the risks associated with conducting operations in certain territories that have been identified by the U.S. government as state sponsors of terrorism;

  •
  the risks associated with natural disasters;

  •
  the risk that Syngenta's effective tax rate may increase;

  •
  the risks related to the debt securities and the guarantees;

  •
  the risks that Syngenta now considers immaterial, but that in the future prove to become material; and

  •
  other risks and uncertainties that are not known to Syngenta or are difficult to predict.

        All oral and written forward-looking statements made on or after the date of this prospectus and attributable to Syngenta are expressly qualified in their entirety by the above factors and the sections "Risk Factors" below and in Syngenta's Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which is incorporated by reference. Any forward-looking statements made by or on behalf of Syngenta speak only as of the date they are made. Syngenta does not undertake to update forward-looking statements to reflect any changes in Syngenta's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. You should, however, consult any additional disclosures that Syngenta may make in documents it files with the SEC.

RISK FACTORS

        Investing in the debt securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our debt securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to Syngenta's Business

        You should read "Risk Factors" in Syngenta's Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to Syngenta's business.

Risks Relating to the Debt Securities and the Guarantees

Because Syngenta AG is a holding company and conducts substantially all of its operations through subsidiaries, your right to receive payments under the guarantees is structurally subordinated to the liabilities of Syngenta's subsidiaries.

        Syngenta AG is organized as a holding company and substantially all of its operations are carried on through subsidiaries. The ability of Syngenta to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments.

        The debt securities we are offering are obligations of Syngenta Finance and are guaranteed exclusively by Syngenta. The subsidiaries of Syngenta are separate and distinct legal entities, and have no obligation to pay any amounts due on the guarantees or to provide Syngenta with funds for its payment obligations. Syngenta's right to receive any assets of any of its subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets through the guarantees, will be structurally subordinated to the claims of that subsidiary's creditors. The guarantees do not restrict the ability of Syngenta's subsidiaries to incur additional indebtedness or other liabilities. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Because the debt securities are unsecured, your right to receive payments may be adversely affected.

        The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and, therefore, they will rank equally with all our other unsecured and unsubordinated indebtedness. As of June 30, 2011, neither Syngenta Finance nor Syngenta had any secured indebtedness outstanding. In the event of bankruptcy, liquidation or reorganization of Syngenta Finance or Syngenta, if Syngenta Finance defaults on the debt securities or Syngenta defaults on the guarantees, then, to the extent that Syngenta Finance or Syngenta has granted security over its assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before Syngenta Finance or Syngenta could make payment on the debt securities or the guarantees, respectively. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Should Syngenta Finance default on its debt securities, or should Syngenta default on the guarantees, your right to receive payments on such debt securities or guarantees may be adversely affected by applicable insolvency laws.

        Syngenta is incorporated under the laws of Switzerland and Syngenta Finance is incorporated under the laws of The Netherlands. Accordingly, insolvency proceedings with respect to Syngenta are likely to proceed under, and be governed by, Swiss insolvency law and insolvency proceedings with respect to Syngenta Finance are likely to proceed under, and be governed by, Dutch insolvency law. The procedural and substantive provisions of such insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for Syngenta or Syngenta Finance or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

Enforcement claims or court judgments against Syngenta must be converted into Swiss francs.

        Enforcement claims or court judgments against Syngenta under Swiss debt collection or bankruptcy proceedings may be made only in Swiss francs and any foreign currency amounts must accordingly be converted into Swiss francs. With respect to enforcing creditors, any such foreign currency amounts will be converted at the exchange rate prevailing on (i) the date of instituting the enforcement proceedings (Betreibungsbegehren), (ii) the date of the filing for the continuation of the bankruptcy procedure (Fortsetzungsbegehren) or (iii) the date on which any amounts claimed first became due and payable (Verfallzeit), whichever date is more favorable for the creditors. With respect to non-enforcing creditors, foreign currency amounts will be converted at the exchange rate prevailing at the time of the adjudication of bankruptcy (Konkurseröffnung).

We may incur substantially more debt in the future.

        We may incur substantial additional indebtedness in the future. There is no restriction on the amount of debt Syngenta Finance may issue that ranks equally with the debt securities or on the amount of debt or guarantees Syngenta may issue that ranks equally with the guarantees. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the debt securities now face.

The debt securities lack a developed trading market, and such a market may never develop.

        Syngenta Finance may issue debt securities in different series with different terms in amounts that are to be determined. We expect that debt securities issued by Syngenta Finance will not be listed on any stock exchange. There can be no assurance that an active trading market will develop for any series of debt securities of Syngenta Finance even if we list the series on a securities exchange. There can also be no assurance regarding the ability of holders of our debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If a trading market were to develop, the debt securities could trade at prices that may be higher or lower than the initial offering price and this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, Syngenta's financial results, any decline in Syngenta's credit-worthiness and the market for similar securities.

        Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time.

Therefore, there can be no assurance as to the liquidity of any trading market for the debt securities or that an active public market for the debt securities will develop.

General market conditions and other factors could adversely affect market prices for the notes.

        Market prices for the notes can be expected to vary with changes in market and economic conditions, including prevailing interest rates and the market for similar securities, our financial condition and prospects, changes in our credit ratings (whether real or anticipated) and other factors that generally influence the market prices of securities. As a result, the notes could trade at prices that may be lower than the initial offering price.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. You may read and copy any documents filed by us, including the registration statement of which this prospectus is a part, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form F-3 relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any document referred to in this way is considered part of this prospectus from the date that we file that document. We incorporate by reference into this prospectus the following documents or information:

        (1)   Syngenta's Annual Report on Form 20-F for the year ended December 31, 2010, as filed with the SEC on February 17, 2011;

        (2)   Syngenta's Report on Form 6-K containing its unaudited 2011 Half Year results, as furnished to the SEC on July 22, 2011;

        (3)   Syngenta's Report on Form 6-K containing its unaudited 2011 Third Quarter trading statement, as furnished to the SEC on October 14, 2011; and

        (4)   Syngenta's Reports on Form 6-K as furnished to the SEC on March 1, 2011; April 7, 2011; April 15, 2011; May 18, 2011; May 20, 2011; May 26, 2011; June 21, 2011; July 7, 2011; August 22, 2011; October 24, 2011; and November 3, 2011.

        All subsequent filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act as well as any report on Form 6-K furnished to the SEC to the extent the Form 6-K expressly states that it is being incorporated by reference herein, on or after the date of this prospectus and prior to the termination of the relevant offering under this prospectus, will also be deemed to be incorporated by reference in this prospectus.

        Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any such subsequent document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning Syngenta at the following address:

Syngenta AG
Schwarzwaldallee 215
4058 Basel, Switzerland
Tel. No.: 011-41-61-323-1111

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        Syngenta Finance is incorporated under the laws of The Netherlands. Syngenta is a Swiss company headquartered in Switzerland. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the United States. A substantial portion of our assets, and all or a substantial portion of the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us or these persons so that you may enforce judgments of U.S. courts against us or these persons based on the civil liability provisions of the U.S. federal securities laws. In addition, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts, to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S., or to enforce against those persons in Switzerland or The Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

        We have further been advised that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a consequence, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in The Netherlands. However, a court in The Netherlands would generally give binding effect to a final judgment that has been rendered in the United States if it finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable, that proper legal procedures have been observed and that it would not contravene Dutch public policy to give binding effect to such final judgment.

        Furthermore, we have been advised that awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland. In particular, the enforceability in Switzerland of a foreign judgment rendered against our directors and officers, and some of the experts named in this document, is subject to the limitations set forth in (a) the Lugano Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters of October 30, 2007, (b) such other international treaties under which Switzerland is bound and (c) the Swiss Federal Act on Private International Law of December 18, 1987, as amended. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if (i) the foreign court had jurisdiction or did consider itself to be competent (depending on the country), (ii) the judgment of such foreign court has become final and not capable of appeal or is enforceable in such foreign country (depending on the country), (iii) the court procedures leading to the judgment followed the principles of due process of law and (iv) the judgment on its merits does not violate Swiss public policy. This four-factor test may limit the enforceability in Switzerland, in original actions or in actions for the enforcement of judgments of U.S. or other non-Swiss courts, of liabilities predicated solely upon the federal or state securities laws of the United States or of such other jurisdictions. In addition, enforceability of a judgment against us by a non-Swiss court in Switzerland may be limited if we can demonstrate service of process was not effective. In general, the enforcement of final judgments of U.S. courts in Swiss courts may be costly and time-consuming and may even be unsuccessful. See "Risk Factors—Risks Relating to the Debt Securities and the Guarantees—Enforcement claims or court judgments against Syngenta must be converted into Swiss francs."

 PRESENTATION OF FINANCIAL INFORMATION

        Syngenta has prepared the consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). When we refer to "$", we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our IFRS consolidated financial statements.

	Six Months Ended June 30		Year Ended December 31
	2011	2010	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	23.37	19.66	10.20	10.70	12.08	11.56	7.13

        For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) pre-tax income from continuing operations (before adjustment for income or loss from equity investees), (ii) fixed charges and (iii) distributed income of equity investees and subtracting interest capitalized. Fixed charges are defined as the total of (i) interest expensed, (ii) interest capitalized and (iii) amortized premiums, discounts and capitalized expenses relating to indebtedness.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of debt securities will be used for general corporate purposes outside of Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland. These purposes include working capital and the repayment of existing borrowings of Syngenta and its subsidiaries.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        This section describes some of the general terms of the debt securities Syngenta Finance may issue under this prospectus and the related guarantees. The prospectus supplement will describe the particular terms of any debt securities and related guarantees Syngenta Finance may offer. The prospectus supplement will also indicate the extent, if any, to which these general provisions may not apply to the debt securities being offered. If you would like more information on these provisions, you may review the indenture which is filed as an exhibit to the registration statement which is filed with the SEC. See "Where You Can Find More Information."

        The debt securities of Syngenta Finance will be its senior unsecured obligations, and Syngenta will fully and unconditionally guarantee those debt securities on a senior unsecured basis. Syngenta Finance's debt securities will be issued under an indenture to be entered into, among Syngenta Finance, as issuer, Syngenta, as guarantor, and The Bank of New York Mellon, as trustee.

        We are summarizing certain important provisions of the debt securities, the related guarantees and the indenture. This is not a complete description of all of the important terms. You should refer to the specific terms of the indenture for a complete statement of the terms of the indenture, the debt securities and the related guarantees. When we use capitalized terms which we do not define here, those terms have the meanings given in the indenture. When we use references to Sections, we mean sections in the indenture.

General

        The debt securities of Syngenta Finance will be its senior unsecured obligations and will rank on a parity with all of its other unsecured and unsubordinated indebtedness.

        The indenture does not limit the amount of debt securities that Syngenta Finance may issue thereunder, nor does it limit other debt that Syngenta Finance may issue. The debt securities may be issued at various times in different series and issues, each of which may have different terms. Unless we indicate otherwise in the prospectus supplement for any series or issue, we may treat a subsequent offering of debt securities as a part of the same issue as that series or issue, provided that any additional debt securities issued in a subsequent offering that have the same CUSIP, ISIN or other identifying number of outstanding debt securities of any series must be fungible with the outstanding debt securities of such series for U.S. federal income tax purposes.

        The prospectus supplement relating to a particular series of debt securities and related guarantees will include the following information concerning those debt securities:

  •
  The title of the debt securities of the series or issue.

  •
  The total principal amount of the series or issue of debt securities.

  •
  The date or dates on which the principal and premium, if any, will be paid, the rights Syngenta Finance or the holders may have to extend the maturity of the debt securities and any rights the holders may have to require payment of the debt securities at any time.

  •
  The interest rate on the debt securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the prospectus supplement, and the interest rate may be subject to adjustment.

  •
  The dates on which Syngenta Finance will pay interest on the debt securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

  •
  Where payments on the debt securities will be made, if it is other than the office mentioned under

        "—Payments on Debt Securities" below.

  •
  If applicable, the prices at which Syngenta Finance may redeem all or a part of the debt securities and the time periods during which it may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

  •
  Any obligation Syngenta Finance may have to redeem, purchase or repay any of the debt securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

  •
  Any events of default or covenants that will apply to the debt securities in addition to those set forth below.

  •
  The amounts Syngenta Finance would be required to pay if the maturity of the debt securities is accelerated, if it is less than the principal amount.

  •
  If payments on the debt securities will be made in any currency other than U.S. dollars, the currencies of the payments.

  •
  If applicable, the terms under which Syngenta Finance, Syngenta or a holder may elect that payments on the debt securities be made in a currency other than U.S. dollars.

  •
  If amounts payable on the debt securities may be determined by a currency index, information on how the payments will be determined.

  •
  Additional material tax consequences not described herein.

  •
  Any other special terms that may apply to the debt securities (Section 3.01).

Guarantee

        Syngenta will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of and any premium and interest on the debt securities issued by Syngenta Finance and all other amounts under the indenture when and as it becomes due and payable, whether at maturity or otherwise. The guarantees will rank equally with all of Syngenta's other unsecured and unsubordinated debt. The guarantees will provide that in the event of a default in payment of principal of or any premium or interest on a debt security issued by Syngenta Finance, the holder of the debt security may institute legal proceedings directly against Syngenta to enforce the guarantee without first proceeding against Syngenta Finance.

        Syngenta Finance does not present separate financial statements in this prospectus because it is a 100% owned finance subsidiary of Syngenta and Syngenta fully and unconditionally guarantees the debt securities issued by Syngenta Finance as to payment of principal, premium, if any, interest and any other amounts due. No other subsidiary of Syngenta guarantees such debt securities. Subject to certain Dutch law restrictions on payment of dividends, among other things, and potential negative tax consequences in Switzerland (as set forth under "Use of Proceeds"), we are not aware of any significant restrictions on the ability of Syngenta to obtain funds from Syngenta Finance or its other subsidiaries by dividend or loan, or any legal or economic restrictions on the ability of Syngenta Finance or Syngenta's other subsidiaries to transfer funds to Syngenta in the form of cash dividends, loans or advances. There is no assurance that in the future such restrictions will not be adopted.

Payments on Debt Securities

        Syngenta Finance will make payments on the debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the trustee in New York, New York unless we indicate otherwise in the prospectus supplement, or at such other places at the respective times and in the manner as we designate in the prospectus supplement (Sections 10.01 and

10.02). As explained under "Clearance and Settlement" below, The Depository Trust Company, which we refer to as DTC, or its nominee will be the initial registered holder unless the prospectus supplement provides otherwise, and we will make payments to DTC or its nominee. Payments to you, as beneficial owner, will be the responsibility of your broker or other DTC participant.

Form, Denominations and Transfers

        Unless otherwise indicated in the prospectus supplement:

  •
  The debt securities will be in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof.

  •
  We will not charge any fee to register any transfer or exchange of the debt securities, except for taxes or other governmental charges, if any. (Sections 3.02 and 3.06)

Discount Securities

        If debt securities are original issue discount securities, Syngenta Finance will offer and sell them at a substantial discount below their stated principal amount. "Discount security" means any security that provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity.

Indexed Debt Securities

        Debt securities may provide that the principal amount payable at maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount Syngenta Finance will pay to the holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time the payment obligation is calculated. We will include information in the prospectus supplement for those debt securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked.

Certain Restrictions in the Indenture

        Unless we otherwise specify in the prospectus supplement, there will not be any covenants in the indenture or the debt securities that would protect you against a highly leveraged or other transaction involving Syngenta that may adversely affect you as a holder of debt securities. If there are provisions that offer such protection, they will be described in the prospectus supplement.

        Restriction on Liens.    Under the indenture, for so long as any debt securities are outstanding under the indenture, none of Syngenta Finance, Syngenta or any of Syngenta's Significant Subsidiaries (defined below) may create or have outstanding any lien upon the whole or any part of its assets, present or future (including any uncalled capital), in order to secure any existing or future relevant indebtedness (defined below) of Syngenta, Syngenta Finance or any of Syngenta's Significant Subsidiaries or to secure any guarantee or indemnity in respect thereof without in any such case at the same time securing the debt securities equally and ratably with such relevant indebtedness (or any guarantee or indemnity in respect thereof). The restrictions on liens will not apply to:

  •
  liens arising by operation of law; and

  •
  liens on the assets of any person existing at the time such person is merged with or into or consolidated with Syngenta.

        For purposes of this restriction on liens covenant, the term "relevant indebtedness" means any indebtedness for borrowed money in the form of, or represented by, bonds (obligations), notes or other securities that, at the time of the issue, is being, is capable of being, or is intended to be quoted, listed or ordinarily dealt in on any stock exchange or other securities market. For the avoidance of doubt, indebtedness shall not include any payment obligation arising under any hedging or derivative instrument. "Significant Subsidiaries" has the meaning given in Rule 1-02(w) of Regulation S-X.

Optional Redemption

        If and to the extent set forth in the applicable prospectus supplement, Syngenta Finance will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement. (Section 11.01)

Additional Amounts

        Unless provided otherwise in the applicable prospectus supplement, all payments by Syngenta Finance or Syngenta or any successor person to Syngenta Finance or Syngenta of principal of, and premium (if any) and interest on or in respect of Syngenta Finance's debt securities or under the guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges imposed or levied by any jurisdiction in which Syngenta Finance or Syngenta, as the case may be, is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a "Relevant Taxing Jurisdiction"), or any jurisdiction through which Syngenta Finance or Syngenta makes payments (each, as applicable and together with the Relevant Taxing Jurisdiction, a "Relevant Jurisdiction"), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, Syngenta Finance or Syngenta, as the case may be, will pay such additional amounts ("Additional Amounts") as will result in receipt by the holder of the relevant debt security of such amounts as would have been received by such holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

  (1)
  for or on account of:

  (a)
  any tax, duty, assessment or governmental charge that would not have been imposed but for:

  (i)
  the existence of any present or former connection between the holder or beneficial owner of such debt security and the Relevant Jurisdiction, other than merely holding such debt security or the receipt of payments thereunder or under the guarantee, including, without limitation, such holder's or beneficial owner's being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a tax resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

  (ii)
  the presentation of such debt security (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such debt security became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such debt security for payment on any date within such 30-day period;

  (iii)
  the failure of the holder or beneficial owner to comply with a request of Syngenta Finance or Syngenta, as the case may be, addressed to the holder, to provide information concerning such holder's or beneficial owner's nationality, residence, identity or connection with any Relevant Jurisdiction, if compliance with such request is required under the tax laws of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

      (iv)
      the presentation of such debt security (where presentation is required) for payment in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

    (b)
    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (c)
    any withholding or deduction that is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives;

    (d)
    any withholding or deduction that is imposed or levied on a payment made that is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down (y) in the European Council Directive 2003/48/EC or (z) in the draft legislation proposed by the Swiss Federal Council on August 24, 2011, in particular the principle to have a person other than an issuer or guarantor withhold or deduct the tax, including, without limitation, any paying agent;

    (e)
    any U.S. taxes, duties, assessments or other governmental charges;

    (f)
    any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b), (c), (d) or (e); or

  (2)
  to a holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that, under the laws of a Relevant Jurisdiction, such payment would be required to be included in the income for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Redemption for Taxation Reasons

        Unless provided otherwise in the applicable prospectus supplement, any debt security may be redeemed, at the option of Syngenta Finance or a successor person to Syngenta Finance, in whole but not in part, upon giving notice to the holders and the trustee at least 30 days but not more than 60 days before the redemption date, at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest to the redemption date, if as a result of:

  (1)
  any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

  (2)
  any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective (or with respect to official position, is announced) on or after the date of issuance of the debt security (or in the case of a successor person that is not organized or tax resident in a jurisdiction that is a Relevant Taxing Jurisdiction on the date of such succession, on or after the date of succession), Syngenta Finance or Syngenta, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by Syngenta Finance or Syngenta, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Syngenta Finance or Syngenta, as the case may be, would be required to pay Additional Amounts were a payment under or in respect of a debt security then due. Prior to the mailing of any notice of redemption of the debt security, Syngenta or Syngenta Finance, as the case may be, will deliver to the trustee at least 30 days but not more than 60 days before a redemption date an officers' certificate stating that a change or amendment referred to in the prior paragraph has occurred and that the requirement to pay Additional Amounts cannot be avoided by taking reasonable measures available to Syngenta or Syngenta Finance, as the case may be. The trustee will accept such certificate as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders. (Section 11.08)

Events of Default

        An event of default in respect of any series of debt securities means:

  •
  default in payment of principal of or premium, if any, on any debt security of that series when due or default in the deposit of any sinking fund payment when due in respect of that series;

  •
  default for 30 days in payment of interest on, or any additional amounts payable in respect of, any debt security of that series;

  •
  default by Syngenta Finance or Syngenta in the performance, or breach, of any other of the covenants or warranties in the indenture which continues for 60 days after notice to Syngenta Finance and Syngenta by the trustee or notice to Syngenta Finance, Syngenta and the trustee by holders of 25% in principal amount of the outstanding debt securities of that series;

  •
  (i) any indebtedness of Syngenta, Syngenta Finance or any of Syngenta's Significant Subsidiaries maturing more than one year from the date of issue not being paid when due or within any originally applicable grace period; or (ii) any such indebtedness of Syngenta, Syngenta Finance or any of Syngenta's Significant Subsidiaries becoming due and payable prior to its stated maturity by reason of an event of default; provided that the amount of indebtedness referred to in clauses (i) and/or (ii) above individually or in the aggregate exceeds $75,000,000 (or its equivalent in any other currency or currencies);

  •
  if the guarantee with respect to that series of debt securities ceases to be, or is claimed by Syngenta not to be, in full force and effect;

  •
  certain events of bankruptcy, insolvency or reorganization of Syngenta Finance or Syngenta; and

  •
  any other event of default provided with respect to debt securities of that series. (Section 5.01)

        If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount of such debt securities as may be specified in the terms of those securities) of all debt securities of that series to be due and payable immediately by a notice in writing to Syngenta Finance and Syngenta (and to the trustee if given by the holders), but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series. An event of default relating to a bankruptcy, insolvency or reorganization will cause the outstanding securities to become immediately due and payable without any declaration or other act by the trustee or the holders. The annulment and waiver may not be made with respect to a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of that series and certain other specified defaults, unless those defaults have been cured. (Section 5.02 and 5.13)

        The prospectus supplement relating to each series of debt securities that are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence and continuation of an event of default.

        Within 90 days of written notice of a default with respect to any series of debt securities then outstanding, the trustee must give to the holders of the outstanding debt securities of that series notice of any such default. However, except in the case of default in the payment of principal of or premium, if any, or interest on or any Additional Amounts with respect to any debt security of that series, or in the deposit of any sinking fund payment that is provided for, the trustee may withhold the notice if it in good faith determines that it is in the best interest of the holders, and in the event of a breach of certain covenants or warranties in the indenture, such notice will not be given until at least 30 days after the occurrence of such default with respect to outstanding debt securities of such series. (Section 6.02)

        Before the trustee is required to exercise rights under the indenture at the request of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care. (Section 6.03)

        Syngenta Finance and Syngenta must file annual certificates with the trustee that they are in compliance with conditions and covenants under the indenture. (Section 10.08)

        The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, in respect of such series, provided that the trustee may decline to act if such direction is contrary to law or the indenture or would expose it to personal liability. (Section 5.12)

Defeasance

        The indenture includes provisions allowing defeasance of the debt securities of any series issued thereunder. In order to defease debt securities, Syngenta Finance would deposit with the trustee or another trustee money or U.S. government obligations sufficient to make all payments on those debt securities. If Syngenta Finance makes a defeasance deposit with respect to your debt securities, it may elect either:

  •
  full defeasance—to be discharged from all of its obligations on your debt securities, except for its obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

  •
  covenant defeasance—to be released from the restrictions described herein relating to consolidation, mergers and sale of assets and liens.

        As a condition to full defeasance, Syngenta Finance must deliver to the trustee either an opinion of its counsel which is based on a change in applicable U.S. federal income tax law occurring after the date hereof, or a ruling received from the U.S. Internal Revenue Service, in each case to the effect that the beneficial owners of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen of the indenture) Additionally, the full defeasance described above shall only be effective if, among other things, no event of default arising from specified events of bankruptcy, insolvency, or reorganization with respect to Syngenta or Syngenta Finance or default which with notice or lapse of time or both would become such an event of default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust or, if longer, ending on the day following the expiration of the longest preference period applicable to Syngenta Finance in respect of such deposit.

        The prospectus supplement will state if any defeasance provision will apply to debt securities offered in connection with that prospectus supplement.

Modification of the Indenture and Waiver of Covenants

        Syngenta and Syngenta Finance may execute supplemental indentures adding any provisions to, or changing or eliminating any of, the provisions of the indenture modifying the rights of the holders of a series of debt securities outstanding thereunder if it obtains the consent of the holders of a majority in principal amount of the outstanding debt securities affected by the addition, change or elimination, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

  •
  change the stated maturity or interest payment dates or any Additional Amounts, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any debt security of any series;

  •
  reduce the aforesaid percentage of outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder;

  •
  change any place where, or the currency in which, any debt securities are payable; or

  •
  effect certain other specified changes. (Section 9.02)

        Sygenta Finance or Syngenta may also omit compliance with specified covenants in the indentures upon waiver by holders of a majority in principal amount of outstanding debt securities affected by such covenants.

Consolidation, Merger and Sale of Assets

        Under the indenture we may, without the consent of the holders of any of the outstanding debt securities, consolidate with or merge into any other corporation or sell, convey, transfer, lease or otherwise dispose of our assets substantially as an entirety to any person provided that:

  •
  the successor is a corporation organized under any member country of the Organization for Economic Co-operation and Development;

  •
  the successor corporation assumes our obligations on the debt securities and under the indenture;

  •
  after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  other specified conditions are met. (Section 8.01)

Concerning the Trustee

        The Bank of New York Mellon will be the trustee under the indenture. The Bank of New York Mellon also acts as a trustee in the U.S. $3,000,000,000 Euro Medium Term Note program pursuant to which Syngenta Finance and Syngenta Finance AG are issuers and Syngenta is guarantor, and as depository under Syngenta's American Depositary Receipt program.

        Syngenta Finance can remove the trustee of any series as long as there is no event of default and no event that, upon notice or lapse of time or both, would become an event of default in respect of that series. The holders of a majority of the principal amount of the series may also remove the trustee under the indenture at any time. The indenture prescribes procedures by which the trustee will be replaced, in the event of its removal. (Section 6.10)

Governing Law

        Unless otherwise specified in the applicable prospectus supplement, the indenture, the debt securities and the related guarantees will be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof. (Section 1.12)

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

        We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. When we refer to the holders of debt securities, we mean only the actual record holder of those debt securities. Holding debt securities in accounts at banks or brokers is called holding in street name. If you hold debt securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

  •
  how it handles debt securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle voting if it were ever required;

  •
  how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

  •
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

  What is a Global Security?

        A global security is a special type of indirectly held security, as described above under "—Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

        We require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of debt securities will indicate whether the series will be issued only in the form of global securities.

        Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

  Special Investor Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

        If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

  •
  You cannot get debt securities registered in your own name.

  •
  You cannot receive physical certificates for your interest in the debt securities.

  •
  You will be a street-name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under "Street Name and Other Indirect Holders."

  •
  You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

  •
  The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

  Special Situations When the Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank, brokers or financial institution to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street-name investors and direct holders in the debt securities have been previously described in the subsections entitled "—Street Name and Other Indirect Holders" and "—Direct Holders."

        Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

  •
  When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

  •
  When an event of default on the debt securities has occurred and has not been cured. Defaults on debt securities are discussed above under "Description of Debt Securities and Guarantees—Events of Default".

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, will be responsible for deciding the names of the institutions that will be the initial direct holders.

        In the remainder of this description "you" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled "Street Name and Other Indirect Holders."

CLEARANCE AND SETTLEMENT

        Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V. or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

        Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade debt securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

        Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

        The policies of DTC, Clearstream, Luxembourg, Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in debt securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

        We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

        DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

        The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect as obtained from sources that we believe to be reliable. Those systems could change their rules and procedures at any time.

The Clearing Systems

  DTC

        DTC has advised us as follows:

  •
  DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  •
  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

  •
  Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

  •
  Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

  •
  The rules applicable to DTC and DTC participants are on file with the SEC.

  Clearstream, Luxembourg

        Clearstream, Luxembourg has advised us as follows:

  •
  Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier) and the Banque Centrale du Luxembourg.

  •
  Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

  •
  Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

  •
  Clearstream, Luxembourg's customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

  •
  Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

  Euroclear

        Euroclear has advised us as follows:

  •
  Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

  •
  Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

  •
  Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

  •
  Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

  •
  Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

  •
  All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

  Other Clearing Systems

        We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

        The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

        Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

        We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

        Set forth below are settlement procedures that are applicable to global notes deposited with DTC where Euroclear and Clearstream hold positions in DTC through their sub-custodians who are participants of DTC.

Primary Distribution

  Clearance and Settlement Procedures—DTC

        DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

        Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, debt securities will be credited free of payment on the settlement date.

  Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

        We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

        Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

  Trading between DTC Participants

        Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

        If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

  Trading between Euroclear and/or Clearstream, Luxembourg Participants

        We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

  Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

        A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the debt securities from the selling DTC participant's account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the sub-custodian for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

        The interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to the value date which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

        Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending upon whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

Taxation in Switzerland

        The following is a general description of the material Swiss tax considerations relating to the debt securities. It does not purport to be a complete description of all tax considerations relating to the debt securities. Prospective purchasers of debt securities who are in any doubt as to their tax positions should consult their professional advisers.

  Withholding Tax

        Payments by Syngenta Finance, or by Syngenta as guarantor, of interest on, and repayment of principal of, the debt securities, will not be subject to Swiss federal withholding tax, even though the debt securities are guaranteed by Syngenta as guarantor, provided that Syngenta Finance uses the proceeds from the offering and sale of the debt securities outside of Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the debt securities becoming subject to withholding for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.

        On August 24, 2011, the Swiss Federal Council issued draft legislation, which, if enacted, may require a paying agent in Switzerland to deduct Swiss withholding tax at a rate of 35 per cent on any payment of interest in respect of a debt security to an individual resident in Switzerland or to a person resident outside of Switzerland. If this legislation or similar legislation were enacted and an amount of, or in respect of, Swiss withholding tax were to be deducted or withheld from that payment, neither Syngenta Finance nor Syngenta nor any paying agent nor any other person would pursuant to the terms of the debt securities be obliged to pay additional amounts with respect to any debt security as a result of the deduction or imposition of such withholding tax.

  Stamp Taxes

        The issue and redemption of debt securities by Syngenta Finance and the issue of the guarantee by Syngenta as guarantor are not subject to Swiss federal stamp duty on the issue of securities, even though the debt securities are guaranteed by Syngenta as guarantor, provided that Syngenta Finance uses the proceeds from the offering and sale of the debt securities outside of Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the debt securities (retroactively) becoming subject to Swiss issue stamp tax as a consequence of such use of proceeds in Switzerland.

        Purchases or sales of debt securities with a maturity in excess of 12 months where a Swiss domestic bank or a Swiss domestic securities dealer (as defined in the Swiss federal stamp duty act) is a party, or acts as an intermediary, to the transaction may be subject to Swiss federal stamp duty on dealings in securities at a rate of up to 0.3 per cent of the purchase price of the debt securities. Where both the seller and the purchaser of the debt securities are non-residents of Switzerland or the Principality of Liechtenstein, no Swiss federal stamp duty on dealing in securities is payable.

  Income Taxation on Principal or Interest

  (i)
  Debt securities held by non-Swiss holders

        Payments by Syngenta Finance, or by Syngenta as guarantor, of interest and repayment of principal to, and gain realized on the sale or redemption of debt securities by, a holder of debt securities who is not a resident of Switzerland and who during the relevant taxation year has not engaged in a trade or business through a permanent establishment or a fixed place of business in Switzerland to which the debt securities are attributable and who is not subject to income taxation in Switzerland for any other reason will not be subject to any Swiss federal, cantonal or communal income tax.

  (ii)
  Debt securities held by Swiss holders as private assets

        Debt securities without a "predominant one-time interest payment": Individuals who reside in Switzerland and who hold debt securities without a predominant one-time interest payment as private assets are required to include all payments of interest in respect of the debt securities by Syngenta Finance, or by Syngenta as guarantor, in their personal income tax return and will be taxable on any net taxable income (including the payments of interest in respect of the debt securities) for the relevant tax period. Debt securities without a predominant one-time interest payment are debt securities the yield-to-maturity of which predominantly derives from periodic interest payments and not from a one-time-interest-payment.

        Debt securities with a "predominant one-time interest payment": If the yield-to-maturity of debt securities predominantly derives from a one-time-interest-payment, such as an original issue discount or a repayment premium, and not from periodic interest payments, then a person who is an individual resident in Switzerland holding the debt securities as a private asset, is required to include in his or her personal income tax return for the relevant tax period any periodic interest payments in respect of the debt securities received from Syngenta Finance, or Syngenta as guarantor, and, in addition, any amount realized on the sale or redemption of such debt securities equal to the difference between the value of the bond at redemption or sale, as applicable, and the value of the bond at issuance or secondary market purchase, as applicable, and converted into Swiss Francs at the exchange rate prevailing at the time of sale or redemption, issuance or purchase, respectively, and will be taxable on any net taxable income (including such amounts) for the relevant tax period. Any value decreases realized on such debt securities on sale or redemption may be offset by such person against any gains (including periodic interest payments) realized by him or her within the same tax period from other instruments with a predominant one-time interest payment.

        Capital gains and losses: In general, Swiss resident individuals who sell or otherwise dispose of privately held debt securities realize either a tax-free private capital gain or a non-tax-deductible capital loss. See the preceding paragraph for a summary of the tax treatment of a gain or a loss realized on debt securities with a "predominant one-time interest payment." See "—Debt securities held as Swiss business assets" below for a summary on the tax treatment of individuals classified as "professional securities dealers."

  (iii)
  Debt securities held as Swiss business assets

        Individuals who hold debt securities as part of a business in Switzerland and Swiss-resident corporate taxpayers and corporate taxpayers residing abroad holding debt securities as part of a permanent establishment or fixed place of business in Switzerland are required to recognize the payments of interest and any capital gain or loss realized on the sale or other disposition of such debt securities in their income statement for the respective tax period and will be taxable on any net taxable earnings for such tax period. The same taxation treatment also applies to Swiss-resident individuals who, for income tax purposes, are classified as "professional securities dealers" for reasons of, inter alia, frequent dealings and leveraged transactions in securities.

Taxation in the Netherlands

        The following is intended as general information only and it does not seek to present any comprehensive or complete description of all aspects of Dutch tax law that could be of relevance to a holder of debt securities. For Dutch tax purposes, a holder of debt securities may include an individual or entity who does not have legal title to the debt securities, but to whom the debt securities are nevertheless attributed based either on such individual or entity owning a beneficial interest in the debt securities or based on specific statutory provisions, including statutory provisions pursuant to which the debt securities are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the debt securities.

        Prospective holders of debt securities should therefore consult their tax advisers, regarding the tax consequences of any acquisition, holding or disposal of the debt securities.

        The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

        For the purpose of this paragraph, "Dutch Taxes" means taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

  Withholding Tax and Duties

        Any payments made under the debt securities will not be subject to withholding or deduction for, or on account of, any Dutch Taxes.

        No Dutch turnover taxes or taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, will be payable by or on behalf of a holder of debt securities by reason only of the issue, acquisition or transfer of the debt securities.

  Taxes on income and capital gains

        This section does not describe the possible Dutch tax considerations or consequences that may be relevant to a holder of debt securities who is an individual and for whom the income or capital gains derived from the debt securities are attributable to employment activities, the income from which is taxable in the Netherlands.

        A holder of debt securities will not be subject to any Dutch taxes on any payments made to the holder of debt securities under the debt securities or on any capital gain derived by the holder of debt securities from the disposal, or deemed disposal, or redemption of, the debt securities, unless:

          (i)  the holder of debt securities is, or is deemed to be, resident in the Netherlands for Dutch (corporate) income tax purposes;

         (ii)  the holder of debt securities is an individual and has opted to be treated as if resident in the Netherlands for Dutch income tax purposes;

        (iii)  the holder of debt securities derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands to which the debt securities are attributable;

        (iv)  the holder of debt securities is an individual and has a substantial interest (aanmerkelijk belang), or a fictitious substantial interest (fictief aanmerkelijk belang), in Syngenta Finance or derives benefits from miscellaneous activities (overige werkzaamheden) carried out in the Netherlands in respect of the debt securities, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

         (v)  the holder of debt securities is not an individual and has a substantial interest, or a fictitious substantial interest, in Syngenta Finance, which is not part of the assets of an enterprise;

        (vi)  the holder of debt securities is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the

Netherlands other than by way of the holding of securities and to which enterprise the debt securities are attributable; or

       (vii)  the holder of debt securities is an individual and is entitled to a share in the profits of an enterprise, which is effectively managed in the Netherlands other than by way of securities and to which enterprise the debt securities are attributable.

        Generally, a holder of debt securities has a substantial interest (aanmerkelijk belang) if such holder of debt securities, alone or together with his partner, directly or indirectly:

          (i)  owns, or holds certain rights on, shares representing five percent or more of the total issued and outstanding capital of Syngenta Finance, or of the issued and outstanding capital of any class of shares of Syngenta Finance;

         (ii)  holds rights to directly or indirectly acquire shares, whether or not already issued, representing, directly or indirectly, five percent or more of the total issued and outstanding capital of Syngenta Finance, or of the issued and outstanding capital of any class of shares of Syngenta Finance; or

        (iii)  owns, or holds certain rights on, profit participating certificates that relate to five percent or more of the annual profit of Syngenta Finance or to five percent or more of the liquidation proceeds of Syngenta Finance.

        A holder of debt securities who owns shares of Syngenta Finance will also have a substantial interest if his partner or one of certain relatives of the holder of debt securities or of his partner has a substantial interest.

        For Dutch tax purposes, the ownership of the shares of Syngenta Finance is attributed to the holder of debt securities based either on the holder of debt securities, owning a beneficial interest in the shares or based on specific statutory provisions, including statutory provisions pursuant to which shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the shares, although the holder of debt securities does not have the legal title of the shares.

        Generally, a holder of debt securities has a fictitious substantial interest (fictief aanmerkelijk belang) if, without having an actual substantial interest in Syngenta Finance:

          (i)  an enterprise has been contributed in exchange for shares of Syngenta Finance on an elective non-recognition basis;

         (ii)  the shares have been obtained under inheritance law or matrimonial law, on a non-recognition basis, while the previous shareholder had a substantial interest in Syngenta Finance;

        (iii)  the shares have been acquired pursuant to a share merger, legal merger or legal demerger, on an elective non-recognition basis, while the holder of debt securities prior to this transaction had a substantial interest in an entity that was party thereto; or

        (iv)  the shares held by the holder of debt securities, prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these shares.

  Residency

        Subject to the exceptions described in this section "—Taxation in the Netherlands", a holder of debt securities will not become resident, or a deemed resident, in the Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of Syngenta Finance's performance of its obligations under the debt securities, or the acquisition (by way of issue or transfer to it), holding and/or disposal of the debt securities by the holder of debt securities.

  Gift tax or inheritance tax

        No Dutch gift tax or inheritance tax is due in respect of any gift of the debt securities by, or inheritance of the debt securities on the death of, a holder of debt securities, except if:

          (i)  at the time of the gift or death of the holder of debt securities, the holder of debt securities is resident, or is deemed to be resident, in the Netherlands; or

         (ii)  the holder of debt securities passes away within 180 days after the date of the gift of the debt securities and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his death, resident in the Netherlands; or

        (iii)  the gift of the debt securities is made under a condition precedent and the holder of debt securities is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

        For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

  EU Savings Directive

        Based on European Council Directive 2003/48/EC (the "EU Savings Directive"), the tax authorities of the EU Member States provide each other with details of payments of interest and similar income made to individuals who are the beneficial owners of those payments, but the EU Savings Directive permits Austria and Luxembourg instead to impose a withholding tax on the payments concerned for a "transitional period" (i.e. 35% from 1 July 2011 onwards). The EU Savings Directive also provides that no such withholding tax should be levied where the beneficial owner of the payment authorizes an exchange of information and/or where the beneficial owner presents a certificate (as described in the EU Savings Directive) from the tax authority of the EU Member State in which the beneficial owner is resident.

        A number of non-EU countries and certain dependent or associated territories, including Switzerland, have agreed to adopt similar measures (in certain cases on a reciprocal basis). The EU Savings Directive does not preclude EU Member States from levying other types of withholding tax. On 24 April 2009, the European Parliament approved an amended version of certain changes proposed by the European Commission to these provisions, which would, if implemented, cause them to apply in a wider range of circumstances. In accordance with the Agreement between the European Community and the Confederation of Switzerland dated as of 26 October 2004 Swiss paying agents will have to withhold tax at a rate of 35 per cent on interest payments made to a beneficial owner who is an individual resident in an EU member state, with the option of the individual to have the paying agent and Switzerland provide to the tax authorities of the EU member state the details of the interest payments in lieu of the withholding.

U.S. Federal Income Tax Considerations

  Introduction

        The following is a description of the material U.S. federal income tax consequences of the ownership and disposition of the debt securities described below that are issued by Syngenta Finance (the "debt securities") to the U.S. Holders described below. This summary applies only to the U.S. Holders described below that (i) purchase debt securities of any series in their offering at the "issue price," which will equal the first price at which a substantial amount of the debt securities of such series is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and (ii) hold the debt securities as capital assets for U.S. federal income tax purposes. The following discussion applies only to debt securities that have a fixed maturity date that is more than one year from the issue date.

        This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

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  persons holding debt securities as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  entities classified as partnerships for U.S. federal income tax purposes;

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  tax-exempt entities; or

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  persons holding debt securities in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes owns debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning debt securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the debt securities.

        This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

        Persons considering the purchase of debt securities of any series should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        The applicable prospectus supplement may include a summary of additional or alternative U.S. federal income tax considerations that are not described herein and that may be relevant to a particular series of debt securities. For example, the applicable prospectus supplement may include a summary of U.S. federal income tax consequences to U.S. Holders of owning or disposing of debt securities that are subject to the rules applicable to contingent payment debt instruments. Persons considering the purchase of debt securities of any series should review the applicable prospectus supplement in addition to the discussion below.

        As used herein, a "U.S. Holder" is a person that is, for U.S. federal income tax purposes, a beneficial owner of a debt security and is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Payments of Interest

        Stated interest on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with a U.S. Holder's method of accounting for U.S. federal income tax purposes. Interest income (and any original issue discount described below) will constitute foreign-source income for U.S. federal income tax purposes, which may be relevant to a U.S. Holder in calculating the U.S. Holder's foreign tax credit limitation.

  Original Issue Discount

        If a debt security's "issue price" (as described above) is less than its "stated redemption price at maturity," the debt security will be considered to have been issued at an original discount for U.S. federal income tax purposes (and will be referred to herein as an "original issue discount debt security") unless the debt security satisfies a de minimis standard, as described below. A debt security's stated redemption price at maturity will equal the sum of all payments under the debt security, other than payments of "qualified stated interest." Generally, "qualified stated interest" is stated interest unconditionally payable (other than in debt instruments of Syngenta Finance) at least annually during the entire term of the debt security at a single fixed rate.

        If the difference between a debt security's stated redemption price at maturity and its issue price is less than a prescribed de minimis amount (generally 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the debt security will not be considered to have original issue discount. A U.S. Holder of original discount debt securities will be required to include any qualified stated interest in income in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes, as described in "—Payments of Interest" above. In addition, a U.S. Holder of original issue discount debt securities will be required to include in income the sum of the daily portions of the original issue discount for each day on which the U.S. Holder held the debt security. The U.S. Holder will be required to include such original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest, regardless of whether cash attributable to this income is received and regardless of such U.S. Holder's regular method of tax accounting. Under this method, U.S. Holders of original issue discount debt securities generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

        A U.S. Holder may make an election to include in income all interest that accrues on a debt security (including stated interest, original issue discount and de minimis original issue discount) in accordance with a constant yield method based on the compounding of interest (a "constant yield election"). The constant yield election will apply only to the debt securities with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service.

  Sale, Retirement or Other Taxable Disposition of the Debt securities

        Upon the sale, retirement or other taxable disposition of a debt security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or disposition and the U.S. Holder's adjusted tax basis in the debt security. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest will be taxed as interest as described in "—Payments of Interest" above. A U.S. Holder's adjusted tax basis in the debt securities will generally equal the cost of such debt security to the U.S. Holder, increased by any amount of original issue discount included in income and decreased by the amount of any payment on the debt securities other than payments of qualified stated interest.

        Gain or loss recognized on the sale, retirement or other taxable disposition of a debt security will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, retirement or taxable disposition the U.S. Holder has held the debt security for more than one year. Gain or loss will generally be U.S.-source for purposes of computing a U.S. Holder's foreign tax credit limitation. The deductibility of capital losses may be subject to limitations.

  Information Reporting and Backup Withholding

        Payments of interest and proceeds from the sale of a debt security that are made within the United States or through certain U.S.-related financial intermediaries will be subject to information reporting and to backup withholding, unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We may sell the debt securities in one or more of the following ways (or in any combination) from time to time:

  •
  to or through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will state the terms of the offering of the debt securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of such debt securities and the proceeds to be received by us, if any;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the debt securities may be listed.

        If we use underwriters in the sale, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities. The debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

        We may sell the debt securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

        The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

LEGAL MATTERS

        Davis Polk & Wardwell LLP, our U.S. counsel, and Sidley Austin LLP, U.S. counsel for any underwriters, will pass upon the validity of the debt securities and guarantees as to certain matters of New York law. Homburger AG, our Swiss counsel, will pass upon the validity of the guarantees as to certain matters of Swiss law. De Brauw Blackstone Westbroek London B.V., our Dutch counsel, will pass upon Dutch law matters.

EXPERTS

        The consolidated financial statements of Syngenta appearing in Syngenta's Annual Report (Form 20-F) for the year ended December 31, 2010 and the effectiveness of Syngenta's internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young AG, independent registered public accounting firm, as set forth in their reports thereon (where the report on Syngenta's consolidated financial statements at December 31, 2010 contains an explanatory paragraph related to a change in the method of accounting for actuarial gains and losses in respect of Syngenta's defined benefit pension and post-retirement healthcare benefit obligations in 2010), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

Syngenta Finance N.V.

$500,000,000 3.125% Notes due March 28, 2022

$250,000,000 4.375% Notes due March 28, 2042

Guaranteed as to the Payment of Principal and Interest by

Syngenta AG

PROSPECTUS SUPPLEMENT

(to prospectus dated November 16, 2011)

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup